Exhibit 99.1

For Immediate Release:	For more information contact:
August 18, 2009	Myron D. Hamas, Vice President-Finance
Chromcraft Revington, Inc. Reports Second Quarter and First Half Results
West Lafayette, Indiana, August 18, 2009 — Chromcraft Revington, Inc. (NYSE Amex:CRC) today reported a reduced net loss for the second quarter of 2009 as compared to the prior year period on lower sales. These operating results include the elimination of unprofitable products and customer accounts, reduction of selling and administrative expenses and other cost cutting activity, and the shutdown and consolidation of facilities, reflecting actions needed as a result of the negative impact of the current economic recession and the globalization of the furniture industry.
The net loss for the current quarter was $2.5 million as compared to $6.0 million in the second quarter of last year. For the quarter ended July 4, 2009, sales were $14.6 million as compared to $25.6 million in the prior year period. The net loss for the six months ended July 4, 2009 was $5.6 million as compared to $8.3 million in the same period last year. For the first half of 2009, sales were $31.3 million as compared to $53.1 million in the prior year period. The Company generated $2.2 million of cash for the first six months of 2009 as compared to $7.5 million of cash used during the same period in the prior year primarily due to a working capital reduction. At July 4, 2009, the Company had cash of $3.1 million and no bank borrowings. Additional financial information is contained in the Company’s report on Form 10-Q for the quarter ended July 4, 2009 to the Securities and Exchange Commission.
Commenting on these results, Ronald H. Butler, Chairman and Chief Executive Officer, said that the Company is in the process of replacing unprofitable and slow moving products with higher velocity items to improve customer service and profitability. Consequently, last year’s quarter reflected sales of Sumter Cabinet™ solid wood bedroom and formal dining products, and Cochrane™ upholstery products no longer offered by the Company. A recently launched Southern Living™ licensed furniture collection is an example of the Company’s product line repositioning. The Company is continuing to restructure all aspects of its business to compete effectively in the global furniture industry. He added that weak business conditions, as a result of the significant economic downturn, have negatively impacted the company’s operating results and slowed restructuring activities to reposition its residential furniture product line. Butler also pointed out that the Company is moving away from a high cost manufacturing model to a global sourcing model with lower costs, and that the Company continues to review and cut operating costs to be in line with its current revenue base. He added he is pleased with the progress that the Company has made this year given the current economic conditions and the continued globalization of the furniture industry.
Chromcraft Revington™ businesses design residential and commercial furniture marketed throughout North America. The Company wholesales its residential furniture products under Chromcraft™, Cochrane™, and Peters-Revington™, as primary brand names. It sells commercial furniture under the Chromcraft™ brand name. The Company sources furniture from overseas, with domestic contract specialty facilities, and operates one U.S. manufacturing facility for its commercial furniture and motion based casual dining furniture in Mississippi.

This release contains forward-looking statements that are based on current expectations and assumptions. These forward-looking statements can be generally identified as such because they include future tense or dates, or are not historical or current facts, or include words such as “believes,” “may,” “expects,” “anticipates,” or words of similar import. Forward-looking statements are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected, or anticipated as of the date of this release.
Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated are general economic conditions, including the impact of the current global recession; import and domestic competition in the furniture industry; ability of the Company to execute its business strategies, implement its new business model and successfully complete its business transition; ability to grow sales and reduce expenses to eliminate its operating loss; supply disruptions with products manufactured in China; continued availability under the Company’s bank credit facility; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new and existing home sales; financial viability of the Company’s customers and their ability to continue or increase product orders; loss of key management; and other factors that generally affect business; and certain risks as set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarter ended July 4, 2009.
The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Condensed Consolidated Statements of Operations (unaudited)
Chromcraft Revington, Inc.
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008

Sales	$14,598	$25,605	$31,251	$53,068

Cost of sales	12,923	23,558	28,494	46,572

Gross margin	1,675	2,047	2,757	6,496

Selling, general and administrative expenses	4,061	7,969	8,218	14,604

Operating loss	(2,386)	(5,922)	(5,461)	(8,108)

Interest expense, net	(78)	(116)	(155)	(175)

Net loss	$(2,464)	$(6,038)	$(5,616)	$(8,283)

Basic and diluted loss per share of common stock	$(.53)	$(1.32)	$(1.22)	$(1.81)

Shares used in computing loss per share	4,613	4,582	4,603	4,572

Condensed Consolidated Balance Sheets (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	July 4,	December 31,
	2009	2008
Assets

Cash and cash equivalents	$3,062	$879
Accounts receivable	8,312	11,655
Inventories	15,230	21,726
Assets held for sale	—	490
Prepaid expenses and other	1,143	1,000

Current assets	27,747	35,750

Property, plant and equipment, net	9,128	9,549
Other assets	691	688

Total assets	$37,566	$45,987

Liabilities and Stockholders’ Equity

Accounts payable	$2,496	$3,684
Accrued liabilities	4,889	6,410

Current liabilities	7,385	10,094

Deferred compensation	662	795
Other long-term liabilities	1,680	1,667

Total liabilities	9,727	12,556

Stockholders’ equity	27,839	33,431

Total liabilities and stockholders’ equity	$37,566	$45,987

Condensed Consolidated Statements of Cash Flows (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	Six Months Ended
	July 4,	June 28,
	2009	2008

Operating Activities
Net loss	$(5,616)	$(8,283)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization expense	526	811
Non-cash share based and ESOP compensation expense	68	194
Provision for doubtful accounts	314	502
Non-cash inventory write-downs	576	2,358
Non-cash asset impairment charges	3	210
Changes in operating assets and liabilities
Accounts receivable	3,029	(2,002)
Inventories	5,920	(2,275)
Prepaid expenses and other	(143)	1,089
Accounts payable and accrued liabilities	(2,753)	(215)
Long-term liabilities and assets	(123)	401

Cash provided by (used in) operating activities	1,801	(7,210)

Investing Activities
Capital expenditures	(105)	(730)
Proceeds on disposal of assets	487	455

Cash provided by (used in) investing activities	382	(275)

Change in cash and cash equivalents	2,183	(7,485)

Cash and cash equivalents at beginning of the period	879	8,785

Cash and cash equivalents at end of the period	$3,062	$1,300